As filed with the Securities and Exchange Commission on August 22, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMERCIAL VEHICLE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1990662
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7800 Walton Parkway New Albany, Ohio	43054
(Address of Principal Executive Offices)	(Zip Code)

Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan

(Full title of the plan)

Aneezal H. Mohamed, Esq.

Associate General Counsel and Assistant Secretary

Commercial Vehicle Group, Inc.

7800 Walton Parkway

New Albany, Ohio 43054

Telephone: (614) 289-0326

Telecopy: (614) 289-0189

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Laura Kalesnik, Esq.

Norton Rose Fulbright

2200 Ross Avenue, Suite 2800,

Dallas, Texas 75201-2784

Telephone: (214) 855 7401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share
Newly registered shares (3)	1,500,000	$8.92	$13,380,000	$1,723.34
Previously registered shares (3)	777,149	N/A	N/A	N/A

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	Estimated pursuant to Rules 457(c) and 457(h) solely for purposes of calculating the amount of the registration fee upon the average of the high and low prices of the registrant’s common stock on August 20, 2014 as reported by The Nasdaq Global Select Market.
(3)	Pursuant to Instruction E to Form S-8 and interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (the “Commission”), the registration of 2,277,149 shares under this Registration Statement consists of 1,500,000 shares of common stock being newly registered and 777,149 shares of common stock previously registered on Form S-8 (File No. 333-176020) filed with the Commission on August 3, 2011. See “Explanatory Note.”

EXPLANATORY NOTE

We are filing this Registration Statement pursuant to the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (the “Plan”) (i) to newly register 1,500,000 shares (the “New Shares”) of our common stock, par value $0.01 per share (the “Common Stock”), and (ii) to register 777,149 shares of our Common Stock (the “Carryover Shares”) that were previously registered pursuant to the Commercial Vehicle Group, Inc. Fourth Amended and Restated Equity Incentive Plan (the “Prior Plan”) under the Registration Statement on Form S-8 (File No. 333-176020) (the “Prior Plan Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on August 3, 2011. Our stockholders approved the issuance of the New Shares and the Carryover Shares under the Plan at our 2014 annual meeting held on May 15, 2014 (the “Approval Date”).

The Carryover Shares reflect (i) any shares remaining under the Prior Plan as of the Approval Date, plus (ii) any shares with respect to awards under the Prior Plan that are forfeited or would otherwise again become available for grant following the Approval Date. To effect the carryover of the Carryover Shares, the Company has contemporaneously filed a Post-Effective Amendment No. 1 to the Prior Plan Registration Statement, pursuant to which the Carryover Shares will no longer be available for new awards under the Prior Plan.

In accordance with Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997 as supplemented), the Company is carrying over 777,149 Carryover Shares from the Prior Plan Registration Statement as well as $952.01 of the total $1,715 registration fee paid in connection therewith.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I have been or will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Commercial Vehicle Group, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference (excluding information deemed to be furnished and not filed with the Commission):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 17, 2014;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014, filed on May 9, 2014 and for the quarterly period ended June 30, 2014, filed on August 8, 2014;

(c)	The Company’s Current Reports on Form 8-K, filed on January 24, February 7, February 12, February 25, March 7, March 17, March 25, April 1, May 5, May 15, June 4, July 7, July 9, July 18, July 28, and August 8 of 2014.

(d)	The description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on May 21, 2004 (Registration No. 333-115708), including exhibits, and as may be subsequently amended from time to time, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 5, 2004 (Registration No. 000-50890); and the Company’s registration statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on May 22, 2009, as amended by Amendment No. 1 to registration statement on Form 8-A/A, filed pursuant to Section 12 of the Exchange Act on March 9, 2011 (Registration No. 001-34365).

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Its Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Company Law (the “DGCL”), that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(i) for any transaction from which the director derives an improper personal benefit;

(ii) for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

(iii) for any improper payment of dividends or redemption of shares; or

(iv) for any breach of the director’s duty of loyalty to the Company or its stockholders.

The Company’s Certificate of Incorporation further provides, as permitted by Section 145 of the DGCL, that each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. This right of indemnification includes the obligation of the Company to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification.

The Company maintains directors’ and officers’ liability insurance under which the Company’s directors and officers are insured against loss (as defined in the policy) as a result of claims or charges brought against them while acting in their capacities as directors or officers of the Company.

The Company has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements require the Company, among other things, to indemnify directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by a director or executive officer in connection with the investigation, defense, settlement or appeal of any proceeding to which he was or is a party, or is threatened to be made a party or is involved, by reason of the fact that he is or was a director or executive officer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, State of Ohio, on August 22, 2014.

COMMERCIAL VEHICLE GROUP, INC.

By:	/s/ Richard P. Lavin
Name:	Richard P. Lavin
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brent Walters and Aneezal Mohamed and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 22, 2014.

Signature	Title

/s/ Richard A. Snell	Chairman and Director
Richard A. Snell

/s/ Richard P. Lavin	President, Chief Executive Officer
Richard P. Lavin	(principal executive officer) and Director

/s/ C. Timothy Trenary	Chief Financial Officer (principal financial officer)
C. Timothy Trenary

/s/ Stacie N. Fleming	Chief Accounting Officer (principal accounting officer)
Stacie N. Fleming

/s/ Scott C. Arves	Director
Scott C. Arves

/s/ Harold Bevis	Director
Harold Bevis

/s/ David R. Bovee	Director
David R. Bovee

/s/ Roger Fix	Director
Roger Fix

/s/ Robert C. Griffin	Director
Robert C. Griffin

/s/ S.A. Johnson	Director
S.A. Johnson

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Commercial Vehicle Group, Inc. (incorporated by reference to the Company’s quarterly report on Form 10-Q (File No. 000-50890), filed on September 17, 2004).

4.2	Amendment to Amended and Restated Certificate of Incorporation of Commercial Vehicle Group, Inc. (incorporated by reference to the Company’s current report on Form 8-K (File No. 001-34365), filed on May 13, 2011).

4.3	Amended and Restated By-laws of Commercial Vehicle Group, Inc. (incorporated by reference to the Company’s quarterly report on Form 10-Q (File No. 000-50890), filed on September 17, 2004).

4.4	Certificate of Designations of Series A Preferred Stock (included as Exhibit A to the Rights Agreement filed as Exhibit 4.1 to the Company’s current report on Form 8-K (File No. 000-50890), filed on May 22, 2009 and incorporated by reference herein).

4.5	Commercial Vehicle Group, Inc. Rights Agreement, dated as of May 21, 2009, by and between the Company and Computershare Trust Company, N.A. (incorporated by reference to the Company’s current report on Form 8-K (File No. 000- 50890), filed on May 22, 2009).

4.6	Commercial Vehicle Group, Inc. Amendment No. 1 to Rights Agreement, dated as of March 9, 2011, by and between the Company and Computershare Trust Company, N.A. (incorporated by reference to the Company’s current report on Form 8-K (File No. 001-34365), filed on March 9, 2011).

4.7	Form of Certificate of Common Stock of the Company (incorporated by reference to the Company’s registration statement on Form S-1/A (File No. 333-115708), filed on August 3, 2004).

4.8	Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (incorporated by reference to Appendix A of the Company’s proxy statement on Schedule 14A (File No. 001-34365), filed on April 11, 2014).

5.1	Opinion of Fulbright & Jaworski with respect to the legality of the shares of common stock being registered hereby (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

23.3	Consent of Fulbright & Jaworski (included in Exhibit 5.1).

24	Power of Attorney (contained within signature page).